Exhibit 99.1

                  [Creative Host Services, Inc. LOGO]


CREATIVE HOST SERVICES, INC. ANNOUNCES ITS 10TH CONSECUTIVE QUARTER OF PROFITABILITY FOR THE THIRD QUARTER OF 2003

FOR IMMEDIATE RELEASE

CONTACT:
-------
Creative Host Services, Inc.               Hayden Communications, Inc.
(858) 675-7711                             (843) 272-4653

   *  3RD QUARTER REVENUES INCREASED 19% TO $10,805,939 FROM $9,104,194
   *  3RD QUARTER NET INCOME INCREASED 24% TO $425,792 FROM $344,269
   *  3rd QUARTER INCOME PER SHARE OF $.05 VERSUS $.04
   *  YTD REVENUES INCREASED 12% TO $28,775,763 FROM $25,723,451
   *  10th CONSECUTIVE QUARTER OF PROFITABILITY

San Diego, CA - November 14, 2003 - Creative Host Services, Inc. (NASDAQ:CHST) a leading provider of food and beverage concessions in airports throughout the United States, today announced its financial results for the three and nine months ended September 30, 2003.

Revenues for the third quarter ended September 30, 2003 increased 19% to $10,805,939 versus $9,104,194 for the comparable prior year period. Income from operations for the quarter increased 84% to $1,048,589 from $571,335 in 2002. Net income increased 24% to $425,792 or $.05 per diluted share, compared to $344,269 and $.04 per diluted share for the comparable third quarter 2002.

For the nine month period ended September 30, 2003, revenues increased 12% to $28,775,763 versus $25,723,451 for the comparable prior year period. Income from operations for the first nine months increased 12% to $1,895,461 from $1,685,197 in 2002. Net income was $583,258, or $.07 per diluted share, compared to $1,134,646 and $.14 per diluted share for the comparable nine month period of 2002. The first nine months of 2002 included a one-time gain of $80,487 related to the sale of one concession location.

The Company's balance sheet continued to strengthen as Shareholders' equity increased 6% to $18,755,014 on September 30, 2003, from $17,749,962 on December 31, 2002.

During the third quarter, the Company was awarded a final contract for four concession locations at the Tallahassee Regional Airport located in Florida, as well as two new concession locations at the Newark International Airport in New Jersey. The contract for Tallahassee includes a lease-term of 10 years and is projected to yield approximately $1.3 million in annual revenues, thus contributing more than $13 million over the duration of the ten-year lease. The company began operating the concessions on September 12, 2003 and expects the build-out of the new concessions to be completed by the first quarter of 2004. The two additional locations for Newark, New Jersey include a lease-term of 7 years and are expected to yield approximately $2.7 million in annual revenues, thus contributing approximately $19 million over the duration of the lease. Both concessions are expected to be in operation by the end of 2003. In addition, on September 20, 2003, the Company opened its previously awarded concession location at the San Antonio International Airport in Texas. That contract term is for seven years and is projected to yield approximately $1.7 million in average annual revenues and $12.2 million over its term.

Sayed Ali, President and Chairman of the Board, stated, "We are pleased to announce this tenth consecutive profitable quarter, particularly as we have shown solid increases in revenue and earnings when compared to the year ago period. During 2003, we have been awarded eight new concession contracts at four airports, further diversifying our geographic footprint. In addition, we have focused our resources on improving both operating margins and cash flow. Our economy, along with the airline and travel industry in particular, has experienced a number of significant setbacks during the previous few years. I am pleased to report that despite these obstacles our company has been able to sequentially increase both revenues and operating income since 1999."


About Creative Host Services:
Creative Host Services, Inc./GladCo Enterprises, Inc. are engaged in the business of acquiring, managing, and operating airport concessions such as food and beverage, cocktail and lounge, and news and gift retail facilities at various locations across the United States. The Company's airport venue allows its concession locations to provide services to a captive audience within its airports, thereby limiting competition, and providing for more predictable revenues than many other retail concepts. Creative Host Services/GladCo operates approximately 140 concession facilities at 29 airports. To simplify accounting, the Company counts each food-court as one concession. Creative Host Services, Inc. enjoys co-branding relationships with several national and regional companies such as Carl's Jr., Schlotsky's Deli, TCBY Yogurt, Samuel Adams Brew Pubs, Mrs. Fields Cookies, Pretzelmaker, Nathan's Famous Hot Dogs, Hot Licks Bar & Grill, Yuengling Brewery, and Creative Croissants. For additional corporate information please visit the Company's corporate website - www.creativehostservices.com.

Statements in this news release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expect," "intends," "believes," "plans," "anticipates," "approximately," and "likely," also identify forward-looking statements. All forward-looking statements are based on current facts and analyses. Actual results may differ materially from those currently anticipated due to a number of factors including, but not limited to history of operating losses, anticipated future losses, competition, future capital needs, the need for market acceptance, dependence upon third parties, disruption of vital infrastructure, disruption of airport services, and due to natural disaster. All forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission at www.freeedgar.com using the Company's trading symbol CHST.

                           -Tables Follow-

                      CREATIVE HOST SERVICES, INC.

                     STATEMENTS OF INCOME HIGHLIGHTS

                               Three Months Ended          Nine Months Ended
                                     September 30,               September 30,
                                ------------------------    -----------------------
                                   2003         2002           2003         2002
                                -----------  -----------    -----------  -----------
Total Revenues                  $10,805,939  $ 9,104,194    $28,775,763  $25,723,451
                                -----------  -----------    -----------  -----------
Costs of Goods Sold               2,794,580    2,492,435      7,560,200    6,921,070
                                -----------  -----------    -----------  -----------
Selling, General &
 Admin. Expenses                  1,452,307    1,214,559      3,844,234    3,530,601
                                -----------  -----------    -----------  -----------
Operating Income                  1,048,589      571,335      1,895,461    1,685,197
                                -----------  -----------    -----------  -----------
Income before Income Taxes          741,744      375,254      1,004,210    1,243,646
Income Taxes                        315,952       30,985        420,952      109,000
                                -----------  -----------    -----------  -----------
Net Income                      $   425,792  $   344,269    $   583,258  $ 1,134,646
                                ===========  ===========    ===========  ===========
Basic Income Per Share          $      0.05  $      0.04    $      0.07  $      0.14
                                ===========  ===========    ===========  ===========
Diluted Income Per Share        $      0.05  $      0.04    $      0.07  $      0.14
                                ===========  ===========    ===========  ===========
Basic Weighted Average Shares     8,110,955    7,924,613      8,124,233    7,878,060
                                ===========  ===========    ===========  ===========
Diluted Weighted Average Shares   8,363,783    8,023,959      8,285,899    7,936,246
                                ===========  ===========    ===========  ===========



                          BALANCE SHEET HIGHLIGHTS

                                      September 30,           December 31,
                                          2003                    2002
                                      -------------           ------------

Cash                                  $  1,004,033            $  1,241,766
Total Current Assets                     2,786,785               2,669,262
Net Property and Equipment              21,823,854              17,073,751
Total Assets                          $ 31,925,519            $ 25,727,397
                                      ------------            ------------

Total Current Liabilities             $  4,363,510            $  4,005,567
Total Liabilities                       13,170,505               7,977,435
Shareholders' Equity                    18,755,014              17,749,962
Total Liabilities and Equity          $ 31,925,519            $ 25,727,397
                                      ------------            ------------